Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

CASY - Q2 2006 Casey's General Stores Earnings Conference Call

Event Date/Time: Dec. 07. 2005 / 9:30AM CT

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - CFO

CONFERENCE CALL PARTICIPANTS

Adam Sindler

Morgan Keegan - Analyst

Dennis Telzrow

Stephens, Inc. - Analyst

Mark Husson

HSBC - Analyst

Anthony Lebiedzinski

Sidoti & Co. - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the second-quarter fiscal 2006 Casey’s General Store earnings conference call. My name is Nikka and I will be your coordinator for today. At this time all participants in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s conference, Mr. Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper - Casey’s General Stores - CFO

Bill Walljasper. Good morning and thank you for joining us to discuss Casey’s results for the second-quarter of fiscal 2006 ended October 31. I’m Bill Walljasper, Chief Financial Officer. Ron Lamb, Chairman and CEO, and Bob Myers, President and Chief Operating Officer, are also here. I hope all of you have already seen the press release. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you.

Before I begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2005 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to updater revise forward-looking statements, whether as a result of new information, future events or otherwise.

I’ll take a few minutes to summarize the quarter and then open for questions. As most of you have seen, we had an excellent quarter. Our earnings from continuing operations in the second quarter were $0.44 per share compared to $0.23 in the same quarter a year ago. Year-to-date earnings from continuing operations were $0.89 per share compared with $0.55 the previous midyear. All of our three major categories are performing ahead of goal for both sales and margins.

We experienced an extremely volatile gasoline environment in the second quarter. Subsequent to Hurricane Katrina, we saw a sudden rise in the wholesale cost of gasoline which put a tremendous amount of pressure on our gas margins in late August and early September. However we experienced a slow decline in the wholesale cost during the second half of the quarter. These unusual market conditions allowed us an opportunity to expand our margin above our historical average.

For the quarter, our gasoline margin was $0.139 per gallon, compared to $0.097 a year ago. Same-store gallons in the second quarter were up 4.3%. Year-to-date same-store gallons were up 6% with an average margin of $0.128 per gallon. At midyear gross profit was up 30.1% to 72.1 million. The average retail price of gasoline was $2.54 a gallons this quarter, compared to $1.89 a year ago.

In the grocery and other merchandise category, sales continued to gain ground. In the quarter total sales were up 8.6% with same-store sales up 4.5%. The average margin for the quarter was 33.2%, up 220 basis points for the same period a year ago. Through the first six months total sales were up 9.7% to 414.3 million. Same-store sales were up 6% with an average margin of 32.6%, up 140 basis points. We’re pleased with the gains in the sales and margins that we’re making in this category.

The increased performance is primarily related to the improvement we have made in product mix, strategic pricing initiatives, and benefits from lottery. We continue to benefit from lottery not only from the commissions that it adds to the bottom line but also for the additional customers that it draws to the store. In the second-quarter, the incremental gross profit from lottery sales was approximately 865,000. Year-to-date it is approximately 1.6 million.

The Prepared Food category continues to perform very well. Total sales were up 9.3% in the quarter with an average margin of 64.6%. Same-store sales were up 4.5% in the quarter. Year-to-date sales increased 10.4% to 115.6 million with an average margin of 64.3%; that’s up 470 basis points.

At the six-month mark, same-store sales were up 5.9% with a gross profit increase of 19% to 74.3 million. Our cost of cheese for the quarter averaged $1.64 a pound compared to $1.69 a year ago. Currently our cost of cheese is approximately $1.50 per pound.

We are near the end of our rollout point-of-sale. As of October 31 we had 1276 units installed and 1140 RPO units installed. The Retail Pocket Office units will be used by the managers to enhance inventory control measures for products that are delivered directly to our stores. Information gained from both of these pieces of technology enables us to manage inventory more effectively and better manage the product mix to meet the customer demand. These efforts are reflected in the sales and margins increases that we are currently experiencing.

At the six-month mark, total gross profit was up 19.9%, while operating expenses were up 11.1%. The primary reason for the increase was due to an increased bank charge from customers who use credit cards to pay for more expensive gasoline. Bank charges for the quarter were up 54%; year-to-date they were up 43%.

Our balance sheet continues to be strong. At October 31, cash and cash equivalents increased to 54.6 million and shareholders equity rose to 509.3 million, up 40.2 million. We continue to pay down debt. Long-term debt net of maturities was down 12.1 million to 110.9 million. Our long-term debt to total capital ratio is about 22%.

Cash flow from operations is 74.5 million, compared to 73.8 million this time last year. We have used 59.4 million for capital expenditures compared to 40.7 million a year ago. We anticipate capital expenditures to increase over the upcoming quarter with the integration of the Gas ’N Shop acquisition as well as additional acquisitions that we have targeted. Year-to-date we have built seven new stores, closed on 14 acquisitions, and have written agreements for five more. As of the end of the second quarter, we have 1347 corporate locations and 19 franchise locations. Currently we’re in the final stages of completing the Gas ’N Shop acquisition.

That completes my review for the quarter. We will now take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Adam Sindler, Morgan Keegan.

Adam Sindler - Morgan Keegan - Analyst

Great quarter. I guess just to start off — I’m sorry, I missed — we had a loud noise — the cheese prices and then the discussion of RPO and PoS. I just missed those stats.

Bill Walljasper - Casey’s General Stores - CFO

I will circle back on those. The average cost of cheese in this quarter was $1.64 a point compared to the second quarter last year it was $1.65 — $1.69 last year. As far as the RPO, RPO units rolled out — we’re near the end of that whole rollout. 1276 point-of-sale units have been rolled out with 1174 — 1140 RPO units. Those are the handheld bar-code scanners that we have. The other aspect on the cheese cost was the current cost of the cheese is about $1.50 a pound right now.

Adam Sindler - Morgan Keegan - Analyst

Thank you, I’m sorry. Now onto the important things? The gas margin in the third quarter, I know that one or two other public companies have stated that they sort of see that positive trend that you mentioned at the end the quarter carry over into the next quarter. Are you seeing that at all or is it just more of a onetime event?

Bill Walljasper - Casey’s General Stores - CFO

Their quarters don’t quite match up with ours. I will kind of give you a little bit longer answer on that. There were some very unusual market conditions in our second quarter as I described there. We’re under some pressure right now in the gas margin in the third quarter. We’re getting back to a more normalized level and there are some pressures right now.

Adam Sindler - Morgan Keegan - Analyst

Okay, and is that just due to supply or is it — or the pricing, or are people getting competitive?

Bill Walljasper - Casey’s General Stores - CFO

No, it’s really not a supply issue. I’m not sure it’s necessarily a competitive issue. It’s more of a market condition with the wholesale cost increasing in the third quarter.

And if I could elaborate just a little bit — I will tell you that our same-store gallon — our gallon growth in the third quarter is very strong. So sales seem to be continuing strong in all three categories.

Adam Sindler - Morgan Keegan - Analyst

And then on the merchandise and prepared food, both just huge performances there on the growth side. I was a little but surprised by the grocery, which is up. In the first quarter it was up 60 basis points. In this quarter it’s up 220 basis points. Could you just maybe just tell us a little bit more what was the variation between those two quarters?

Bill Walljasper - Casey’s General Stores - CFO

I will elaborate on kind of what is driving that in just a little bit. As you may recall from the first quarter conference call, we did take some price increases back in January on bottled water and Gatorade. We’re still seeing some benefits of those price increases so that’s helping not only in the same-store sales side but also the margin expansion. We did have a relatively mild August and September, which is part of this second quarter.

The other thing that we’re starting to experience is the increased popularity of energy drinks. We have added some extra SKUs in that area as well as some extra SKUs in the bottled water category and those sales have just been skyrocketing. To kind of give you just a little flavor in that regard, energy drinks sales were up over 50%. So we are obviously looking at doing some product mix and some shelf space allocation to take advantage of that increased popularity. Those three items, Adam, bottled water, Gatorade, and the energy drinks, all carry a higher gross profit margin than the category as a whole. So that’s something that lift the category, not only in the first quarter but continue to lift it in the second quarter.

Adam Sindler - Morgan Keegan - Analyst

Is this something that — do you think that’s a little bit seasonal and that — obviously those are more summertime items that we should maybe look for something similar to that going forward? Or do you think you can carry a 32.5, 33% margin into the third and fourth quarters?

Bill Walljasper - Casey’s General Stores - CFO

Well it will certainly be a challenge for us as we head into the third and fourth quarter. You’re exactly right. Bottled water and Gatorade tend to be a little more seasonal. Energy drinks however, I don’t think that necessarily — I could say that is a seasonal product. That has just been increasing in popularity recently and it seems like everybody now is coming out with an energy drink and there is certainly demand for that product.

So I think there is — I have got some optimism as we head into the third and fourth quarter about continued margin (multiple speakers) — especially from our point-of-sale initiatives.

Adam Sindler - Morgan Keegan - Analyst

That in regards to the — and the Prepared Food and Fountain, the point-of-sale, is there — are we still layer one of uncovering some information here? Are we at layer three? Just how much really — where are you in the information finding (ph) process?

Bill Walljasper - Casey’s General Stores - CFO

Well I’ll tell you, if you put in kind of a baseball perspective, we’re probably in about the third inning. So we’re not towards the end by any means. I think we are just scratching the service on the things that the information can give us and then utilizing that information to make better category management decisions.

On the Prepared Food category, there’s several things that are going into effect there that’s driving the sales and the margin expansion. First of all we did take some price increases back in January and we’re still seeing some benefit from that. Probably more significantly however is the point-of-sale initiative. We now know what sells, when it sells, what it sells with. We are able to tweak our production plan on a location by location basis so we have the right product mix out at the right time. So we’re trying to maximize the sales at the same time not to overproduce a product so we have increased sales factor. So we’re maximizing sales. We’re controlling our scale factor. Also we have had an increased popularity of some new products such as the doughnut holes that are served in the to go cup as well as what we call these mini cookies that are served in to go cups. We also just had pizza pockets come out not too long ago as well. These all have gained in popularity. Exceeded our expectations from a sales perspective and all of these products carry a little bit higher gross profit margin than the category as a whole. That is something that lifts not only the sales but the margin activity in that category.

Adam Sindler - Morgan Keegan - Analyst

That’s wonderful and then just lastly on the lottery, is that not in the other category or is that in grocery and other merchandise?

Bill Walljasper - Casey’s General Stores - CFO

Correct. If flows through — if you look at the press release, it flows through the other category. It comes in as 100% commission which is why you see an elevated margin.

Adam Sindler - Morgan Keegan - Analyst

That had nothing to do then with the increase in the grocery and other gross margin? That was purely improvement from pricing and those other items that you talked about?

Bill Walljasper - Casey’s General Stores - CFO

It has absolutely nothing to with expansion. But I will say this though, it does draw traffic to our stores and we actually have — it has proven to be a destination item and as they come in to purchase their lottery tickets, they are also buying gasoline when they are there. They are buying doughnuts; they are buying pizza; they are buying other products in the grocery. So it is helping lift the same-store sales as we get some secondhand sales from those customer base.

Adam Sindler - Morgan Keegan - Analyst

Wonderful. Thanks a lot. I appreciate it.

Operator

Dennis Telzrow, Stephens Inc.

Dennis Telzrow - Stephens, Inc. - Analyst

Could you update us on the timing and status of the Stop ’N Go transaction?

Bill Walljasper - Casey’s General Stores - CFO

The Gas ’N Shop?

Dennis Telzrow - Stephens, Inc. - Analyst

Yes. Gas ’N Shop

Bill Walljasper - Casey’s General Stores - CFO

If you recall in the last 8-K that we filed we had hoped to pull that and have a signed purchase agreement by the end of November. Unfortunately just in a handful of stores, there are just a few small details we’re trying to work through and get our arms around not only to have a comfort level from our end but also have the other side have a comfort level. We certainly anticipate resolving those issues in the near future. When that does happen, Dennis, we will set up a separate conference call to address the Gas ’N Shop acquisition.

Dennis Telzrow - Stephens, Inc. - Analyst

Okay, and then on the acquisition side, refresh my memory. Your goal excluding the Gas ’N Shop — the number you hope to do this year?

Bill Walljasper - Casey’s General Stores - CFO

Yes, 30. Thirty in addition to Gas ’N Shop. We are about halfway there through that goal through the six-month period.

Dennis Telzrow - Stephens, Inc. - Analyst

Thank you.

Operator

Mark Husson, HSBC.

Mark Husson - HSBC - Analyst

I just wanted to sort of go into perhaps a little bit more detail on a couple of the first questioner’s questions. One of them — the benefits of the technology rollout, you said you were in the third inning. I suppose I’m interested in knowing whether the benefits that you see in the first and second inning in terms of sales and margin improvement are the same kinds of benefits as you see third, fourth, fifth and sixth? I am English so I’m not sure how many innings there are — but or is it more sales driven now or is it more of a gross margin story as you go through the innings?

Bill Walljasper - Casey’s General Stores - CFO

You know, I think it’s a combination of both, Mark. What we’re trying to accomplish here as we head forward with the point-of-sale information, we are trying to continue to improve upon maximizing sales at the same time gain some ground on the margin. To give you kind of an example in the prepared food category — I’ll kind of circle back to comment with Mr. Sindler is that we’re trying to take this information on a location by location basis and really dissect it to find out when we sell for instant our cookies and what does it sell with? That will help our production planner in that particular store to produce the right amount cookies to maximize the sales. But obviously you can’t sell what you don’t have out. At the same time we don’t want to overproduce those and then have them stale, which goes into your margin calculation.

Mark Husson - HSBC - Analyst

And in the store, is the store manager empowered to make those kinds of decisions and what kind of targets do they get paid on?

Bill Walljasper - Casey’s General Stores - CFO

Absolutely, they are absolutely responsible for those type of decisions with the assistance obviously of the area supervisor, which is the next layer up, as well as the district manager. As far as the incentive, our store managers are paid obviously a base salary but they also have a variable component to their pay and that is based on the profitability of the store. So obviously to the extent that they can drive gross profit in the prepared food category, drive gross profit in the grocery and general merchandise category and make sure that they price competitively with the market to make sure that we are making the swings necessary in gas price adjustments, they are going to maximize that gross profit. So obviously it’s to their benefit. So they are incentivized to do that.

Mark Husson - HSBC - Analyst

And you accrue for those bonuses, I’m not sure how significant they are relative to their base but you are obviously accruing for them as you make announcements of earnings in every quarter?

Bill Walljasper - Casey’s General Stores - CFO

Absolutely.

Mark Husson - HSBC - Analyst

So there’s a bunch of happy store managers out there right now?

Bill Walljasper - Casey’s General Stores - CFO

I will say that. That’s part of the operating expense increase. Obviously we paid a little bit higher bonuses in the first and second quarter than we did last year to the store managers and area supervisors and other operations personnel. That’s part of the reason that we had an increase and we’re fine paying that obviously with earnings like this.

Mark Husson - HSBC - Analyst

Okay, then the next thing is just on the lottery. Again the profile there, are you now as rolled out as you’re going to be in terms of lottery? Are there more states or more stores that could get it? Is it just a question of same-store sales now?

Bill Walljasper - Casey’s General Stores - CFO

We’re really completely rolled out. We have a handful of stores that currently don’t have it but for the most part, yes, we are rolled out. To give you kind of an idea, Mark, in the second quarter of last year we had 261 stores that sold lottery and in this case we have about 1340 stores. So that margin will start — that gap will start to shrink as we head into the third quarter. As you may recall, in January of ‘05 we rolled out the state of Iowa to lottery. Shortly after that in February we rolled out the state of Illinois. Then towards the tail end of fiscal ‘05 we completed the rollout of the state of Missouri. So we’re going to start cycling against that but I think we still have opportunities for incremental gains on gross profit in that particular category as we head into the third and fourth quarter.

Mark Husson - HSBC - Analyst

Okay. Then the final question just on acquisitions generally speaking, just talk about the acquisition pipeline and has the sort recent strong gross margin in gasoline encouraged some independents to stick around for a little bit longer?

My second question is Marsh Supermarkets have put itself up for sale and they have 160 convenience stores I think buried in that thing and I just wondered if you’d ever consider something of that size?

Bill Walljasper - Casey’s General Stores - CFO

Your point is extremely right on target. The acquisition pipeline first of all I think is plentiful. There are quite a few number of opportunities out there that we have targeted and are currently in various stages of due diligence. But I think you’re right. There may be a lag so to speak or hesitancy at this point for some of the operators to let go simply because over the recent quarters obviously their gas margins were pretty solid as most everybody was in the gas retail business. So there may be just a little bit hesitancy at this point but as we head into some of the slower months, that demand may pick up a little bit more but there’s still ample opportunity.

To answer your second question, yes, we are aware that the Marsh stores are up and we will certainly take a look at those and if they fit our business model and we’re comfortable with them, we will certainly proceed and take a look a little bit harder.

Mark Husson - HSBC - Analyst

Then just going back on gas margins again, a point that you mentioned also is the rising merchant fees which is something that everybody has to bear inside of the marketplace. There seems to be a sort of feeling in the market that maybe retailers might structurally add $0.005 or $0.01 onto where they expect gas margins to be over a period of time to try and compensate for higher merchant fees from credit card companies. Does that make any sense or is that just wishful thinking?

Bill Walljasper - Casey’s General Stores - CFO

It makes absolute sense. I think one of the things that — we don’t have any documentation to back this up but if you can take a look at the sudden rise in the wholesale cost of gasoline subsequent to Hurricane Katrina, there was a tremendous amount of pressure on gas margin in all retailers of gas. And when that slow decline started happening, there’s always a lag at the retail level to come down with the wholesale cost and I think some of the smaller operators that don’t have some of the critical mass and other products that some of the larger operators have are trying to keep that gas — that retail price as high as they can for as long as they can to hopefully counteract some of the lost gross profit.

Mark Husson - HSBC - Analyst

Great. Thank you very much.

Operator

Anthony Lebiedzinski, Sidoti & Co.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

A couple of questions. I think you mentioned earlier that you’re seeing still pretty good same-store sales growth across all product categories so far into the third fiscal quarter?

Bill Walljasper - Casey’s General Stores - CFO

That’s correct, yes. Sales continue to be solid in all categories.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

And just the gasoline margin has come down versus the second fiscal quarter a little bit, right?

Bill Walljasper - Casey’s General Stores - CFO

Absolutely. We are under a little bit of pressure in the gas margin.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Is it just recent like the last couple of weeks or has it been more so the first six weeks of the quarter?

Bill Walljasper - Casey’s General Stores - CFO

About the last four weeks.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

How about the other two segments in terms of margins?

Bill Walljasper - Casey’s General Stores - CFO

A little bit too early to tell but there’s certainly — you kind of get a perspective here that the third quarter — I’ll take Prepared Food first of all. If you look back in some of the prior conference calls, the average cost of cheese in the third quarter last year was $1.75 a pound, as I mentioned earlier in my comments. Currently the cost of cheese is about $1.50 a pound. We are looking very hard at locking in that cost of cheese. If we do obviously we will make that aware to everybody. But obviously we’re setting ourselves up for a nice differential in the cost of cheese to gain some ground in the Prepared Food margin.

As far as the other category, virtually the merchandise category, I think the initiatives that we have ongoing with point of sale and we continue tweaking it of the product mix and shelf space allocation, we should reap some benefits from that. I’m not sure that we will reap the same amount of benefit we saw in the second quarter with that type of 140 basis point increase on a year-to-date basis, but I’m 220 in the quarter — but nevertheless I am cautiously optimistic, put it that way, Anthony.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

With the point-of-sale system just about rolled out to the entire chain, what do you think that the margins could ultimately be as you mentioned you are only in the third inning in terms of getting the benefits from point of sales? So what do you think once you get through the whole process, what do you think the margins could be?

Bill Walljasper - Casey’s General Stores - CFO

That’s a hard question to answer and at some point I don’t anticipate continuing ratcheting (ph) these up. We also have a 40% margin but we I still think there’s room for some improvement there. I think probably more of the room for improvement might be in the sales side of it as we start tweaking product mix on a more location by location basis and that will help us drive the gross profit. So I think we seem to maximize the customer demands in each location and when there is opportunity for margin expansion — the point-of-sale really doesn’t give us the margin expansion. What it will do is when we take price increases, it will substantiate those price increases; see if there is any elasticity in demand; and then on a more real-time basis than we have in the past. So I think there is still some added room to move forward.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

With respect to the Gas ‘N Shop acquisition I was just actually curious to know how many chains in your nine state territory are like there in terms of the size? How many chains are there in your nine state territory?

Bill Walljasper - Casey’s General Stores - CFO

That question was asked a couple quarters ago and my comments back then were in that 6 to 8 range. There may be a few more than that in that range. Obviously there’s some higher than that — I mean 100 stores plus and there’s quite a few lower than that in that 20, 25 range. So we think there’s ample opportunity within our market area and we’re certainly not afraid to go outside of our market area should the opportunity arise.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay and I think you guys are also in the process of expanding your distribution center. How is that going and when will the project be completed?

Bill Walljasper - Casey’s General Stores - CFO

It’s going fantastic quite frankly. There’s really two sides. There’s an office addition that we will move into in January. And then the warehouse addition which you’re more interested in should be somewhere around the end of the fiscal year.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay, and once that project is done, how many stores do you think that you can ultimately serve out of that DC?

Bill Walljasper - Casey’s General Stores - CFO

An additional 1000.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Very good, thanks.

Operator

(indiscernible)

Unidentified Speaker

Can you help us on the grocery margins, the dynamics that are going on with the cigarettes and I can’t remember if we have anniversaried that major change in the way the cigarettes were handled.

Bill Walljasper - Casey’s General Stores - CFO

We have anniversaried that and I will talk to a little bit in more detail to cigarettes. As you know, we don’t release the margin for cigarettes for competitive reasons. And as was mentioned in the 10-K, we are looking at reductions in fiscal 2006 of retail display allowances somewhere in the neighborhood of about 2.5 million. Year-to-date we have a differential this six-month versus last six months of about 1.5 million in reduced retail display allowances. Obviously that goes into the cost of goods sold for the cigarettes so there is some pressure on the margin. Our margin is down actually a little bit in the cigarettes, the gross profit is up substantially in the cigarette category. Our same-store sales are doing very well in the cigarettes.

In your state, in the state of Minnesota, they recently increased their tax significantly. That did impact the state of Minnesota and it did impact the overall margin as well. Anytime the retail price starts to move forward you have a certain amount of the population try to give up smoking. So but at any rate, cigarettes seem to be going well. Unit sales is really what I benchmark on. Unit sales through the six months are up and that’s a positive thing. So we are taking market share and I am optimistic that we can continue to do that as we start tweaking the production planner.

Back on May 1, we actually introduced a state by state planogram for the cigarette category. Prior to that all the stores basically had the same planogram rack configuration throughout our nine state area. So as we get further down the learning curve with the point-of-sale, I would anticipate that state by state planogram to even be tweaked a little bit more and I wouldn’t necessarily go to a store by store unless you need to do that, but may look more on a local by local region.

Unidentified Speaker

Accounting-wise, the allowance comes in the SG&A and not the good gross margin level?

Bill Walljasper - Casey’s General Stores - CFO

The RDAs? They will flow through the cost of goods sold.

Unidentified Speaker

That’s upstairs too? Okay. Is the lottery — the same-store sales there and the other, the margins whether it is just building from the 20s now into the 30s, is the lottery in all your stores now? Is that pipeline filled? When do we anniversary that aspect?

Bill Walljasper - Casey’s General Stores - CFO

Nearly all of our stores have lottery and you’ll see this disclosure in the Q. But as I mentioned earlier, in the second quarter of last year we had 261 stores that were selling lottery tickets. This year about 1340 locations are selling lottery tickets. The anniversary of that — we will start anniversarying a good chunk of that here toward the end of the third quarter. That’s when we completed the rollout of the state of Iowa. After the state of Iowa, we rolled out the state of Illinois in February and March, and then after that we rolled out the state of Missouri towards the tail end of last fiscal year and towards the first part of this fiscal year. So we are still going to see some incremental benefit here in the third quarter and we’re going to see some incremental benefit in the fourth quarter. So we won’t completely anniversary that until next fiscal year.

Unidentified Speaker

Okay, great. Thank you.

Operator

(OPERATOR INSTRUCTIONS) A follow-up from Adam Sindler.

Adam Sindler - Morgan Keegan - Analyst

Just real quickly to follow up on the gas, when you say that there’s pressure on the margin, are you referring to pressure from the quarter and coming down from that historically really high margin or pressure versus historically looking over the past two years? Just to get a sense of how that flows.

Bill Walljasper - Casey’s General Stores - CFO

I guess my comment — I’ll frame that a little bit. We are under pressure in the gasoline margin respective to not only what we did in the third quarter but also from our historical average.

Adam Sindler - Morgan Keegan - Analyst

Okay, that was a major question. I appreciate it.

Operator

At this time, gentlemen, I’m showing no further questions.

Bill Walljasper - Casey’s General Stores - CFO

All right. Thank you for joining us this morning. Please mark your calendars. We release same-store sales information for the month of November next week, Wednesday December 15. Thank you and have a good holiday.

Operator

Once again, ladies and gentlemen, we thank you for your participation in today’s conference. This concludes today’s presentation. You may now disconnect. Have a great day.

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